UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2025

Clearwater Analytics Holdings, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40838	87-1043711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 W. Main Street Suite 900 Boise, Idaho	83702
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 208 433-1200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.001 per share	CWAN	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On December 20, 2025, Clearwater Analytics Holdings, Inc., a Delaware corporation, (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GT Silver BidCo, Inc., a Delaware corporation (“Parent”), and GT Silver Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, on the terms and conditions set forth therein and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). Consummation of the Merger is subject to the approval of the Company’s stockholders, receipt of certain required regulatory approvals and other customary closing conditions.

The Merger Agreement was approved by the board of directors of the Company (the “Board”) upon the unanimous recommendation of a special committee of the Board  comprised solely of independent and disinterested directors (the “Special Committee”) that was established by the Board to review, evaluate and negotiate the Merger Agreement, as well as consider other strategic alternatives, make a determination as to whether the transactions contemplated by the Merger Agreement (the “Transactions”) are fair to, advisable and in the best interests of, the Company and its stockholders and make a recommendation to the Board with respect to the Transactions.

On the terms and subject to the conditions set forth in the Merger Agreement, each share of Class A common stock, par value $0.001 per share, of the Company (the “Company Class A Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares of Company Class A Common Stock (i) owned by Parent or Merger Sub, (ii) owned by the Company as treasury shares or (iii) held by any person who properly exercises appraisal rights under the DGCL) shall be converted, at the Effective Time, into the right to receive an amount in cash equal to $24.55 per share, without interest (the “Merger Consideration”).

In addition, on the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time and except as set forth below, all awards with respect to Company Class A Common Stock that are outstanding on December 20, 2025 and remain outstanding as of the Effective Time will be canceled in exchange for a cash award equal to the Merger Consideration multiplied by the number of shares of Company Class A Common Stock subject to the award (determined assuming the achievement of any performance-vesting conditions at the maximum level), less the aggregate exercise price in the case of any award that is an option to purchase shares of Company Class A Common Stock (an “Option”).  Options with an exercise price equal to or greater than the Merger Consideration will be canceled for no consideration.

In the case of restricted stock units with respect to Company Class A Common Stock (an “RSU”) held by a non-employee member of the Board and all other RSUs that are vested as of the Effective Time, the resulting cash award will be fully vested at the Effective Time.  In the case of all other RSUs, the resulting cash award will remain subject to all time-vesting terms and conditions that applied to the underlying award as of the Effective Time.  The Merger Agreement provides for the ability of the Company to grant additional RSUs after December 20, 2025, subject to certain terms and conditions set forth in the Merger Agreement, with the Company and Parent to cooperate to determine the appropriate treatment of such awards in connection with the Merger prior to the Company granting such awards.

The Merger Agreement contains customary representations and warranties of the Company. Additionally, the Merger Agreement provides for customary pre-closing covenants of the Company, including covenants relating to (i) conducting its business in the ordinary course and (ii) refraining from taking certain actions without Parent’s consent.

The consummation of the Merger is subject to certain closing conditions, including, among other things: (i) the approval of the Company’s stockholders; (ii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) the receipt of certain other regulatory approvals or consents; (iv) the absence of legal restraints prohibiting the Merger and (v) other customary conditions specified in the Merger Agreement.

During the period beginning on the date of the Merger Agreement and continuing until midnight, New York City time, on January 23, 2026 (i.e., one minute after 11:59 p.m., New York City time, on January 22, 2026) (the “Go-Shop Period”), the Company may initiate, solicit, facilitate and encourage, whether publicly or otherwise, any alternative acquisition proposals from third parties and provide non-public information to and engage in discussions or negotiations with third parties, other than in respect of certain disallowed parties with whom the Company engaged prior to the date of the Merger Agreement (each, a “Disallowed Party”), with respect to alternative acquisition proposals. After the end of the Go-Shop Period (and after the date of the Merger Agreement with respect to Disallowed Parties), the Company will become subject to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to and engage in discussions or negotiations with third parties regarding alternative acquisition proposals, except that, until and including February 2, 2026 (the “Go-Shop Extension Period”), the Company may continue to engage in the aforementioned activities with any third party (other than a Disallowed Party) that contacted the Company and made a bona fide alternative acquisition proposal that the Board or any duly authorized committee thereof has determined prior to the expiration of the Go-Shop Period constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) (each, an “Excluded Party”).

Notwithstanding the limitations applicable after the end of the Go-Shop Period, prior to obtaining the approval by the Company’s stockholders, the Company may under certain circumstances provide non-public information to, and participate in discussions or negotiations with, third parties, including Disallowed Parties, with respect to any unsolicited alternative acquisition proposal that the Board has determined constitutes or would reasonably be expected to result in a Superior Proposal. A “Superior Proposal” is a bona fide written Takeover Proposal (as defined in the Merger Agreement, with references to “20%” in the definition thereof deemed to be references to “50%”) made by a third party after the date of the Merger Agreement that did not result from a material breach of the “no-shop” provisions of the Merger Agreement and that the Board or any duly authorized committee thereof has determined, in its good faith judgment, and after consultation with its financial advisors and outside legal counsel, (i) would be more favorable to the Company’s stockholders than the Transactions from a financial point of view (after taking into account any written commitment from Parent to effect revisions to the terms of the Transactions delivered by Parent in accordance with the terms of the Merger Agreement) and (ii) is reasonably capable of being completed in accordance with the terms of such Takeover Proposal, taking into account all legal, regulatory, financial, financing and other aspects of such proposal (including the terms and sources of financing, market conditions, the form of consideration and the timing of and conditions to consummating such transaction) and of the Merger Agreement.

On the terms and subject to the conditions set forth in the Merger Agreement, prior to obtaining the approval by the Company’s stockholders, the Board or any duly authorized committee thereof may, among other things, (i) change its recommendation that the Company’s stockholders adopt the Merger Agreement or (ii) terminate the Merger Agreement to enter into a definitive acquisition agreement providing for a Superior Proposal, subject to complying with notice and other specified conditions, including giving Parent the opportunity to propose revisions to the terms of the Merger Agreement during a match right period. Notwithstanding a change in the recommendation by the Board, unless the Company terminates the Merger Agreement, the Company is still required to convene the meeting of its stockholders to vote on the adoption of the Merger Agreement.

The Merger Agreement contains certain termination rights for the Company and Parent, including, among others, the right of (i) either party to terminate the Merger Agreement if the Merger is not consummated by September 20, 2026 (as such date may be extended), (ii) the Company to terminate the Merger Agreement in order to enter into a definitive acquisition agreement providing for a Superior Proposal and (iii) Parent to terminate the Merger Agreement if the Board or the Special Committee changes its recommendation with respect to the Merger Agreement.

Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee. If the termination fee becomes payable as a result of the Company terminating the Merger Agreement in order to enter into a definitive acquisition agreement providing for a Superior Proposal (i) with any person (other than a Disallowed Party) prior to the expiration of the Go-Shop Period or (ii) with an Excluded Party prior to the expiration of the Go-Shop Extension Period, the amount of the termination fee will be $111,670,000. If the termination fee becomes payable in other circumstances, the amount of the termination fee will be $241,950,000. If the Merger Agreement is terminated in certain circumstances, including a breach of Parent’s obligations under the Merger Agreement or Parent’s failure to consummate the Merger when required by the Merger Agreement, Parent will be required to pay the Company a termination fee of $521,130,000 (the “Parent Termination Fee”).

Parent has obtained equity financing commitments from certain affiliates of Parent, and debt financing commitments from certain third-party lenders, to fund the transactions contemplated by the Merger Agreement. The Merger Agreement requires Parent to use its reasonable best efforts to obtain the financing on the terms and conditions described in the financing commitments. Subject to the terms and conditions of the Merger Agreement and the equity financing commitments, the Company may seek specific performance to cause the equity financing to fund and to require Parent to close only if: (i) all mutual and Parent closing conditions (other than those to be satisfied at the closing) are satisfied or waived and capable of being satisfied at closing, (ii) the debt financing has been funded or will be funded at closing if the equity financing is funded, (iii) the Company has delivered a written notice confirming it is ready, willing and able to close, and (iv) Parent fails to consummate the closing within three business days thereafter.

The foregoing summary of the Merger Agreement is not complete and is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading. The Merger Agreement should not be read alone but should instead be read in conjunction with the other information regarding the Merger Agreement, the Merger, the Company, Parent, Merger Sub, their respective affiliates and their respective businesses, that will be contained in, or incorporated by reference into, the proxy statement in preliminary and definitive form and Schedule 13E-3 that the Company will file, as well as in the Forms 10-K, Forms 10-Q, Forms 8-K and other filings that the Company will make, with the SEC.

If the Merger is consummated, the Company Class A Common Stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended.

Equity Commitment Letters and Debt Commitment Letter

Pursuant to the equity commitment letters, each dated December 20, 2025, funds affiliated with Permira Advisers LLC, Warburg Pincus LLC, Francisco Partners Management, L.P. and Temasek Holdings (Private) Limited have committed to provide Parent on the terms and subject to the conditions set forth in the equity commitment letters, an aggregate equity commitment to fund the aggregate Merger Consideration and certain other amounts required to be paid under the Merger Agreement (the “Equity Financing”). Pursuant to the debt commitment letter, dated December 20, 2025, Goldman Sachs Asset Management, L.P.  and GLQ II Credit Investments LLC have committed to provide Parent and Merger Sub, on the terms and subject to the conditions set forth in the debt commitment letter, certain debt financing to fund a portion of the aggregate Merger Consideration and other amounts required to be paid under the Merger Agreement (the “Debt Financing”, and together with the Equity Financing, collectively, the “Financing”). The Financing, when funded in full in accordance with the equity commitment letters and the debt commitment letter, will provide an aggregate amount that is sufficient to fund the payment of (i) the aggregate Merger Consideration and (ii) all other amounts required to be paid at or prior to the consummation of the Transactions and all fees, costs and expenses of or payable by Parent and Merger Sub in connection with the Transactions and the Financing, in each case in accordance with the Merger Agreement and in accordance with the equity commitment letters and debt commitment letter.

Fee Funding Agreements

Pursuant to the fee funding agreements, each dated December 20, 2025, funds affiliated with Permira Advisers LLC, Warburg Pincus LLC, Francisco Partners Management, L.P. and Temasek Holdings (Private) Limited have agreed to capitalize Parent with respect to (i) its obligation to pay the Parent Termination Fee and (ii) certain specified reimbursement, expense and indemnity obligations, in each case, pursuant to and in accordance with the terms and conditions of the Merger Agreement and in accordance with the fee funding agreements.

Item 8.01 Other Events

On December 21, 2025, the Company issued a press release announcing it had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of December 20, 2025, by and among GT Silver BidCo, Inc., GT Silver Merger Sub, Inc. and Clearwater Analytics Holdings, Inc.

99.1	Press Release dated December 21, 2025, issued by the Company

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally to the SEC a copy of any omitted schedule upon request by the SEC.

Use of Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning the Company’s expectations with respect to the proposed transaction, including the timing thereof, and the Company’s possible or assumed future results of operations, business strategies, technology developments, financing and investment plans, dividend policy, competitive position, industry, economic and regulatory environment, potential growth opportunities and the effects of competition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “aim,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms, but are not the exclusive means of identifying such statements.

Forward-looking statements involve known and unknown risks, uncertainties, and other factors, many of which are beyond the Company’s control, that may cause the Company’s actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties may cause actual results to differ materially from the Company’s current expectations and include, but are not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approvals of the proposed transaction by the Company’s stockholders; (iii) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require the Company to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on the Company’s ability to attract, motivate or retain key executives and associates, its ability to maintain relationships with its customers, vendors, service providers and others with whom it does business, or its operating results and business generally; (vi) risks related to the proposed transaction diverting management’s attention from the Company’s ongoing business operations; (vii) the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay; (viii) certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (ix) risks that the anticipated benefits of the proposed transaction are not realized when and as expected; (x) the availability of capital and financing and rating agency actions in connection with the proposed transaction; and (xi) other risks and uncertainties detailed in the Company’s periodic public filings with the SEC, including but not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed on February 26, 2025 (as amended by Amendment No. 1 thereto, filed with the SEC on March 7, 2025), and in other periodic reports filed by the Company with the SEC. These filings are available at www.sec.gov and on the Company’s website.

Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent management’s beliefs and assumptions only as of the date of this report and should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the time they are made. The Company does not undertake to and specifically disclaims any obligation to update any forward-looking statements that may be made from time to time by or on behalf of the Company.

Additional Information and Where to Find it

This report may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Parent. In connection with the proposed transaction, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including the Company’s proxy statement on Schedule 14A in preliminary and definitive form for its special meeting of stockholders to approve the proposed transaction, and may file or furnish other documents with the SEC regarding the proposed transaction. In addition, the Company and certain affiliates of the Company intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”). INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT AND SCHEDULE 13E-3 (IF AND WHEN THEY BECOME AVAILABLE) BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement and Schedule 13e-3 will be filed with the SEC and mailed or otherwise made available to the Company’s stockholders. Investors and stockholders are or will be able to obtain the documents (if and when available) filed with the SEC free of charge either from the SEC’s website at www.sec.gov, or from the Company’s Investor Relations webpage at investors.clearwateranalytics.com/overview.

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employees, under SEC rules, will be deemed to be “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2025 Annual Meeting of Shareholders, which was filed with the SEC on April 29, 2025 (the “2025 Proxy Statement”). To the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in such 2025 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 or Statements of Change in Beneficial Ownership on Form 4 of Securities filed with the SEC.

Additional information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the Company’s proxy statement relating to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This report is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARWATER ANALYTICS HOLDINGS, INC.

Date: December 22, 2025	By:	/s/ Alphonse Valbrune
		Name:	Alphonse Valbrune
		Title:	Chief Legal Officer and Corporate Secretary